                                                                   EXHIBIT 10.10


                               License Agreement



     THIS LICENSE AGREEMENT (this "Agreement") is dated as of April 5, 2000 and made by and between Ziff-Davis Inc. ("ZDNet"; as used in this Agreement, the term "ZDNet" shall be deemed to include subsidiaries of ZDNet, except where the context otherwise requires) and Ziff Davis Media Inc. ("Ziff Davis Media"; as used in this Agreement, the term Ziff Davis Media shall be deemed to include affiliates of Ziff Davis Media, except where the context otherwise requires), a Delaware corporation (formerly known as WS-ZD Acquisition, Inc.).

     1.   License to Use Content
          ----------------------

          (i) Subject to Section 5(iv) below, Ziff Davis Media hereby grants ZDNet the exclusive license to translate, reproduce, publicly display, transmit and distribute online throughout the world all of the editorial content of Ziff Davis Media's magazine and newspaper publications listed on Exhibit A (the "Publications") on ZDNet's online service in the United States and on international versions of the U.S. service (collectively, the "Service") but such license shall not include any translation, reproduction, public display, transmission or distribution of Alternative Electronic Versions. For purposes of this Agreement online distribution shall mean electronic distribution via the World Wide Web, the Internet or any technology hereafter developed and used for similar purposes or evolutions or migrations thereof. Any successors to a Publication whether by change of name or
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merger into another publication shall continue to be Publications and covered by this Agreement. Ziff Davis Media shall also cause the purchaser of any Publication to agree to assume and carry out the obligations of Ziff Davis Media under this Agreement with respect to that Publication. Ziff Davis Media and any such purchaser shall be responsible for negotiating an allocation of royalties and any participation of the purchaser on the Content Board and Sales and Marketing Board described below. The editorial content of the Publications is hereafter referred to as "Content." Publications shall in no event include the Yahoo! Internet Life e-shopper publication launched by ZD Publishing, the unincorporated division of a subsidiary of ZDNet and its foreign affiliates engaged in the print publishing business (collectively, "ZD Publishing"), in November 1999.

          (ii) Notwithstanding the exclusivity of Ziff Davis Media's license to ZDNet, Ziff Davis Media may (a) license advertisers, award-winners or entities with a similar relationship to Ziff Davis Media, to display for a limited time period, an individual article or similar limited content from the Publications on that advertiser's, winner's or entity's Website, (b) display, and allow international print licensees of its Publications to display, a limited amount of Content online as part of Ziff Davis Media advertisements or similar promotional efforts (for example, an ad or promotion may include a column or review as an example of Publication content),(c) license the online publication, display and download of a limited amount of Content ancillary to a license for the use of Content in books; provided, however, no such publication or display
                             --------  -------
shall compete with ZDNet, and (d) continue the ZDTV License Agreement on its current terms. As used herein, "Website" means a website or any technology

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hereafter developed or used for similar purposes or evolutions or migrations thereof.

          (iii) Ancillary to the license granted in Section 1(i) above, Ziff Davis Media grants ZDNet a license to use the titles (including logos) and other Ziff Davis Media trademarks and trade names associated with the Publications (but excluding "Ziff-Davis") and, subject to Section 5(iv) below, the urls containing those titles and trade names (collectively, the "Trademarks") in the Service in connection with the Content provided such uses are consistent with proper trademark usage and other reasonable guidelines set forth in Exhibit D or otherwise communicated to ZDNet from time to time.

          (iv) Ziff Davis Media shall be responsible for acquiring from its non-employee authors, sufficient rights, consistent with current practices, for the license to ZDNet under this Agreement, it being understood that some part of the Publications' content may not be available for online use because of extraordinary arrangements with authors or other content providers (for example, book serialization rights may not be available for online publication) or because certain content providers will not grant a license beyond print use on commercially reasonable terms.

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          (v) ZDNet acknowledges that as between it and Ziff Davis Media, Ziff
Davis Media is the exclusive owner of the Trademarks and the Content and agrees it will not have or obtain any rights or interests in the Trademarks or the Content beyond the rights granted by this Agreement.

          (vi) Notwithstanding any other provisions of this Agreement, Ziff Davis Media shall be permitted to engage in the activities set forth in clause
(y) at the second sentence of Section 3(i).

     2.  License to Redistribute Online.
         ------------------------------

          (i) ZDNet's license to use the Content shall also include the exclusive right, subject to Section 1(ii) and 5(iv), to grant third parties the right to distribute the Content (accompanied by the Trademarks associated with that Content) on their online Websites and, subject to the last sentence of this subsection (i) below, to retain all the revenues or other consideration from such distribution; provided, however:
                   --------  -------

          (A) ZDNet may not allow display or distribution of the Content by any direct competitor of the Publications as defined in 7(i);

          (B) All such distribution shall prominently display the name of the author and the Publication;

          (C) Ziff Davis Media may require ZDNet to terminate any distribution by a third party if such third party alters the Content or misuses any Trademark or such third party Website does not meet reasonable standards of quality consistent with the reputation of the Trademarks and the Publications (after notice of such failure and a reasonable time to cure). Ziff Davis Media acknowledges that the myway.com and Excite.com websites on which the Content

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is currently displayed are examples of websites meeting these reasonable standards of quality; and

          (D) All of the terms and conditions applicable to the display of the Content and the Trademarks by ZDNet shall apply to those third parties.

Notwithstanding the foregoing, ZDNet shall continue to license the Content for inclusion in archival databases distributed to public libraries and educational institutions under existing arrangements with Gale/IAC or similar third parties (for example, Lexis/Nexis and Dow Jones) to which Gale/IAC has sublicensed Content, and ZDNet shall pay Ziff Davis Media an amount equal to 50% of the royalties received from such license. Notwithstanding the foregoing, ZDNet shall not be required to license Gale/IAC or similar companies unless their distribution is restricted so as not to compete with ZDNet. If ZDNet licenses any of the Content to a third party for royalties (whether a fixed amount of cash or a per article or per use amount of cash), it shall promptly remit 50% of such royalties to Ziff Davis Media.

          (ii) Notwithstanding (i) above, if Ziff Davis Media wishes to have part of the Content distributed on a third party Website as part of a Publication's or Ziff Davis Media's promotional, marketing (but exclusive of ad sales) or circulation efforts, it may do so, but it shall first seek ZDNet's consent by notice describing in reasonable detail such proposed arrangement and ZDNet shall not unreasonably refuse such request. (For example, if Family PC believes it is important for its promotional and circulation efforts to have selected content posted on women.com, it may notify ZDNet and ZDNet shall not unreasonably refuse that request.) ZDNet shall respond to Ziff Davis Media within 20 days after such request; the failure to deliver a notice denying such consent and specifying in reasonable detail the reasons

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therefor shall be deemed consent. Grounds on which ZDNet may reasonably refuse such request may include:

        (A) the Website designated directly competes with ZDNet;

        (B) ZDNet has an exclusive arrangement with another entity for that content area; or

        (C) the third party Website refuses to include appropriate branding and links back to ZDNet; provided, however, ZDNet shall use its best efforts to work
                     --------  -------
around limitations imposed by its arrangements with other Websites and to avoid such limitations in arrangements it makes with third parties. It is understood that the content which Ziff Davis Media may request to be posted on other Websites may only be a small part of the Content of a Publication (for example, a column, articles on a particular topic, etc.) and, without limiting ZDNet's right to reasonably refuse on other grounds, shall not include product reviews and shall not constitute more than ten percent (10%) of the Content of any single issue or more than five percent (5%) of the Content of any Publication's issues published within the previous twelve months.

   3.  Hosting of Publications Websites.
       --------------------------------

          (i) ZDNet shall host the Websites of each Publication and Ziff Davis Media may not create or support any other Websites which also use the Trademarks of a Publication except as provided in Sections 1(ii), 2(ii) and 5(iv). Notwithstanding anything to the contrary, nothing shall prevent Ziff Davis Media from (x) having a corporate Website with general information about the Publications including advertising rates, schedules, subscription forms, mastheads and contact information, (y) operating Websites with pages displaying Trademarks for two or more Ziff Davis Media publications, and including on those pages e-commerce links, links to additional information about particular publications and/or content, so long as those Websites do not include any Content, the e-commerce links do not appear to be directly tied to any Trademarks and no Trademarks are situated in a manner that suggests that any content is Content or (z) delivering Alternative Electronic Versions. For purposes of this Agreement, the term "Alternative Electronic Versions" shall mean outbound periodic electronic versions substantially equivalent to a Publication as an exclusive or nonexclusive alternative to print delivery, but only if such electronic versions do not contain hyperlinks (or any technology hereafter developed or used for similar purposes or evolutions or migrations thereof) to any Website and the recipients have no ability to interact with the content (including advertising) to receive additional content (other than with respect to a functional equivalent of a printed order form or subscription form (and which functional equivalent is limited to such purpose) to receive other Additional Electronic Versions) or to send additional content. Each Publication's Website (including any url containing a Publication's name or mark) may, except as described below, contain only Content provided by the Publication and shall contain all the Content from the Publication from past issues consistent with current practices, subject to each Publication's right to remove or not to provide Content that may be incorrect, dated, subject to a third party claim or otherwise inappropriate for continued display. ZDNet shall remove any such Content immediately after notice from Ziff Davis Media. Each Publication's Website shall also contain links to Ziff Davis Media's corporate Website or, if Ziff Davis Media chooses, information about the Publication which is customary to be included in such Websites including contact information, editorial feedback, subscription order forms, advertising information, masthead and similar topics. Electronic files of the Content shall be made available to ZDNet by Ziff Davis Media consistent with ZD Publishing's practice as of the date hereof.

       (ii) Ziff Davis Media and ZDNet shall each designate three senior managers who shall include the senior editorial manager from each party to form a Content Board. The Content Board shall meet at least once each month to review the Publications' Websites and changes that ZDNet or Ziff Davis Media may wish to make in those Websites. ZDNet shall keep the Content Board and each Publication informed in advance on any proposed significant change in the design, presentation or navigation of each Publication's Website (it being understood that day to day matters do not require notice or consent). Subject to Section 9, no significant change shall be made to the design, arrangement or content practices of any Publication's Website unless the Content Board has approved such change by the favorable vote of a majority of the representatives from both Ziff Davis Media and ZDNet. The Content Board shall to the extent commercially feasible and consistent with the overall design and structure of the Publication and ZDNet, as the case may be, use its best efforts to accommodate requests by the Publication or ZDNet to make changes in a Publication's Website. Each of Ziff Davis Media and ZDNet may also raise at the Content Board concerns about the quality or quantity of the Content from Ziff Davis Media or the quality of the Service or third party Websites which have been licensed by ZDNet to distribute the Content. Any deadlocks on the Content Board shall be referred to the chief executive officers of ZDNet and Ziff Davis Media who shall meet and attempt in good faith to resolve such disputes. If they are unable to resolve any disputes, those deadlocks shall be referred to mediation by a person to be mutually agreed with recognized expertise in the area of the Web and publishing. Each Publication shall inform ZDNet and the Content Board as far in advance as reasonably practicable (but not less than sixty (60) days before) of any material changes in the scope of its editorial focus.

          (iii) From time to time ZDNet may request that the Publications create additional editorial content for inclusion on the Publication's Websites (for example, updates of reviews) and in such instance the Publications shall not unreasonably refuse such requests provided that ZDNet bears any incremental cost of creating such material. ZDNet may also include content it creates or licenses in a Publication Website provided such content is consistent with the Publication's editorial focus, is up to the standards of the Publication's Content and provided the Editor-in-Chief of the Publication has consented, which consent shall not unreasonably be withheld. Ziff Davis Media may also include a reasonable amount of additional content on the Publications' Websites provided that content is consistent with the Content published in the Publication (for example, the PC Week Website may include breaking news) subject to ZDNet's consent, which shall not be unreasonably withheld. All such additional content shall be considered as "Content" under this Agreement.

          (iv) ZDNet shall also distribute at no cost to Ziff Davis Media, Publication e-mail newsletters and news alerts to persons requesting those newsletters and alerts. Each Publication shall be entitled to the greater of
(x) two mailings per month and (y) the number of mailings currently being provided by ZDNet to that Publication (set forth on Exhibit E). Ziff Davis Media shall be responsible for creating the content of each newsletter or alert, but those newsletters and alerts shall comply with the same policies and practices that apply to ZDNet newsletters and alerts. ZDNet shall offer subscriptions to each such newsletter or alert as part of its registration process. If Ziff Davis Media requests that ZDNet seek to acquire additional subscribers, ZDNet shall use its best efforts to do so, subject to Ziff Davis Media's bearing the out-of-pocket costs of such efforts.

          (v) During the period ZDNet hosts the Publication Websites, ZDNet shall use reasonable efforts on the Service to promote and drive traffic to each Publication's Website. These efforts shall be at least as great as the efforts expended currently and shall be consistent throughout the term. Without limiting the generality of the foregoing, ZDNet shall include:

          (A) a link on its homepage to the Websites of Family PC, Inter@ctive Week, PC Magazine, PC Week, PC Computing and Smart Reseller, a link to pages that list game and international titles and a link to the archival Website for the Publications; and

          (B) a link to each Publication's Website as part of the display of any content from a Publication.

          (vi) ZDNet shall continue to hire and provide its fulltime employees to work on the design, template, navigation and content for the Publications' Websites and those persons shall be reasonably satisfactory to Ziff Davis Media. Those persons shall be provided with office space by Ziff Davis Media in the offices of the Publications at ZDNet's expense (based on a reasonable allocation of actual costs). Those persons shall report to and be under the general supervision of ZDNet's editorial group. To the extent those persons create or edit Content on the

Publications' Websites, however, they shall continue to take direction from the editors of the applicable Publication. For example, Tom Ponzo, a ZDNet employee, is part of the PC Magazine First Looks team, and he shall continue to perform that function under the direction of the PC Magazine editor in charge of First Looks. Similarly Don Willmott shall be under the direction of a PC Magazine editor in respect to overseeing the First Looks, Trends, Pipeline, Columns and other content of PC Magazine and the PC Magazine Website.

          (vii) ZDNet may edit the Content as required to fit space or similar editorial requirements for the Service or to render the Content more readily comprehensible in style or language to the service users; provided, however,
                                                          --------  -------
such changes may not affect the meaning of any items of the Content and provided, however, that certain Content (to be designated by Ziff Davis Media)
--------  -------
may not be edited without the author's consent (that is, in the rare case where an author refuses to allow editing of his work without his consent). ZDNet may cause the translation of the Content to be made in languages other than English so long as the translation is faithful and accurate. Ziff Davis Media shall own any resulting translations.

          (viii) ZDNet acknowledges that prior to the date hereof, ZD Publishing has licensed the trademark Yahoo and other brand features from Yahoo! Inc. for Yahoo! Internet Life pursuant to an agreement dated January 15, 1996 and amended as of October 30, 1996 and amended as of January 1, 2000 (the "Yahoo Agreement"), a copy of which has been provided to ZDNet. ZDNet shall comply with all of the obligations of Ziff Davis Media under the Yahoo Agreement with respect to the Yahoo! Internet Life Website (defined as the "ZD Online Magazine" in the Yahoo Agreement) including, without limitation, the payment to Yahoo of twenty (20%) percent of Advertising Revenues (as defined in the Yahoo Agreement) on the Yahoo! Internet Life Website in accordance with Section 5 of the Yahoo Agreement. ZDNet shall deliver to Ziff Davis Media a copy of each payment to Yahoo and the supporting statement promptly after the delivery thereof by ZDNet to Yahoo!. ZDNet also acknowledges that notwithstanding any suggestion to the contrary in Section 1(iii), the name "Yahoo! Internet Life" may only be used in compliance with the Yahoo Agreement.

          (ix) ZDNet shall incorporate all bug fixes and technical upgrades, which it incorporates into the other channels of the Service, into the Publication Websites while it hosts such Websites and shall maintain the hardware and software reasonably needed to maintain the Publications' Websites with performance and reliability standards no less favorable in any respect than the standards to which ZDNet maintains its own channels.

  4.  Joint Ad Sales
      --------------

          ZDNet and Ziff Davis Media shall cooperate to coordinate and offer combined advertising packages for the Publications in print, the Publications' Websites and otherwise on ZDNet. ZDNet and Ziff Davis Media shall each designate three senior sales managers who shall comprise a "Sales and Marketing Board." The purpose of the Sales and Marketing Board shall be to approve and regulate the joint sales efforts between Ziff Davis Media and ZDNet.

  5.  Royalty
      -------

          (i) ZDNet shall pay Ziff Davis Media a royalty for the use of the Content based on its annual gross revenues. That royalty shall be five percent (5%) of the first $100,000,000 of gross revenues; four percent (4%) of the next $50,000,000 and three percent (3%) above $150,000,000, in each case per contract year, determined quarterly, subject, however, to a minimum and maximum royalty of $7 million and $14 million, respectively, for the first contract year after the date of this Agreement, $9 million and $18 million, respectively, for the second contract year after the date of this Agreement and $11 million and $22 million, respectively, for the third contract year after the date of this Agreement. For purposes of this Agreement gross revenues shall mean all of ZDNet's revenues from any source including, without limitation, from advertising, subscriptions, sponsorships, list rentals, user fees and royalties, but in each case less credits, discounts and a reasonable reserve for bad debt and also excluding any revenues from (x) ZDNet's print publications or other non-online products and services and (y) any royalty amounts shared with Ziff Davis Media pursuant to Section 2(i)(D) above including the amounts retained by ZDNet. If ZDNet is merged with another Website, then gross revenues shall include the gross revenues of all activities which were part of ZDNet prior to the merger or which are conducted as part of the Service or under the ZDNet name after the merger and also the gross revenues from all Websites with which the Service is merged which concern technology.

          (ii) The royalty shall be paid within 45 days after the end of each calendar quarter. Each payment shall include a statement of gross revenues for that quarter.

          (iii) Ziff Davis Media shall have the right not more than once during each calendar year to have an independent certified accounting firm review the appropriate books and records of ZDNet concerning its calculation of gross revenues for the most recent statement and for the previous three quarterly statements. If such statement is more than 10% under the amount determined by such audit,

ZDNet shall also reimburse Ziff Davis Media for the reasonable costs of the audit.

          (iv) Beginning on the date that is three years from the date of this Agreement, there shall commence a transition period which shall last for 24 months, which is referred to herein as the "Transition Period". During the first twelve months of the Transition Period, ZDNet shall continue to have all its rights to use and license the Content and the Trademarks hereunder and to host the Publication Websites, but Ziff Davis Media shall have the right to display the Content from the Publications on its own Websites. During the second twelve months of the Transition Period, ZDNet shall have the right to use and license the Content hereunder, but Ziff Davis Media shall have the right to host, maintain and produce its own Publication Websites and to the exclusive use of its urls. During the second twelve months of the Transition Period, Ziff Davis Media shall cause the Publication Websites using the urls that had been used by ZDNet to host the Publications prior to the beginning of the last twelve months of the Transition Period to contain links to ZDNet in contextually-appropriate locations within the Websites using that url. Each of the links shall be a graphic button designed and programmed by ZDNet and reasonably acceptable to Ziff Davis Media), which button shall contain inserted text prominently displayed. Similarly, during the second twelve months of the Transition Period ZDNet shall use reasonable commercial efforts to redirect traffic seeking Publication Websites to urls designated by Ziff Davis Media. Each of the links shall be a graphic button designed and programmed by Ziff Davis Media (and reasonably acceptable to ZDNet), which button shall contain inserted text prominently displayed. Ziff Davis Media shall not license the Content to any third party (any entity which is not controlled by them) during the first twelve months of the Transition Period. During the second twelve months of the Transition Period, Ziff Davis Media may license the Content to third parties but not to any entity with which ZDNet has in effect at the end of the first twelve months of the Transition Period a bona fide license for Content entered into in the ordinary course. During the first twelve months of the Transition Period, the ZDNet royalty to Ziff Davis Media shall be reduced by 50% (i.e., from 5% of the first
                                                     ----
$100 million of annual revenues, 4% of the next $50,000,000 and 3% of all additional revenues, to 2.5%, 2% and 1.5%, respectively) and in the second twelve months of the Transition Period by 75% (i.e., from 5%, 4% and 3% to
                                               ----
1.25%, 1% and .75%, respectively).

  6.      Cross Promotional Rights.
          ------------------------

          (i) ZDNet shall have the right to run (1) one 4-color print ad for the Service (and not for any other use) for free in each U.S. Publication and
(2) one 4-color print ad for the Service (and not for any other use) at house rates in each U.S. Publication. Except for rates, all such ads shall be subject to each Publication's standard terms and conditions. Ziff Davis Media shall continue to put on the cover of the U.S. Publication, on the table of contents and, where appropriate as determined by Ziff Davis Media, in the text and on all circulation solicitations sent by Ziff Davis Media, the url of such U.S. Publication's Website on the Service and shall offer subscriptions to ZDNet newsletters as part of its subscription signups, provided in each case that such inclusion shall not violate postal regulation or require Ziff Davis Media to mail in a more expensive class, or materially adversely affect the response rate to such solicitations. The provisions of this paragraph shall continue through the end of the third contract year.

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

          (ii) ZDNet shall provide the U.S. Publications with free banner ads, e-mail solicitations and other promotional opportunities in the format and manner no less favorable to Ziff Davis Media in any respect than currently being provided, in sufficient amounts, to meet annual goals for net subscriptions secured on the Service set by Ziff Davis Media for each year of this Agreement as described below. (Net subscriptions means for Publications with a paid circulation, subscriptions for which the subscriber actually pays; for qualified Publications, subscriptions for which the subscriber actually qualifies.) Ziff Davis Media shall have the right to set the terms and rates of such subscriptions and to allocate the net amount of each annual goal among the Publications by notice to ZDNet. The goal for U.S. Publications for net subscriptions secured on the Service in 1999 was 163,000 and in 2000 is 206,000. For 1999 and 2000 the allocation of those subscription goals among the U.S. Publications and the timing is set forth on Exhibit C. Commencing in 2000, ZDNet shall be obligated to meet the level of 163,000 of such subscriptions per year each year; above that level, ZDNet shall use its best efforts to reach the goal, but shall only be obligated to provide an additional percentage of promotional efforts equivalent to the increase in the goal. (For example, in 2000, when the goal is 206,000 subscriptions, ZDNet shall be obligated to provide at least 163,000 subscriptions and to use 26.4% (i.e., the percentage
                                                         ----
increase from 163,000 subscriptions to 206,000 subscriptions) more promotional efforts in each category of promotional activity than it used to meet the 163,000 goal in 1999, but shall not be in breach if it fails to deliver 206,000 subscriptions.) The annual subscription goal shall be reduced for each Publication no longer under this Agreement by the amount of subscriptions allocated to it

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

in the previous year. The annual subscription goal shall be adjusted to the extent Ziff Davis Media materially changes the kind and nature of its subscription offers (for example, instead of an equal mix of hard and soft offers, Ziff Davis Media materially increases the ratio of hard offers to soft offers). Ziff Davis Media shall have the right to increase the net subscription goal for years after 2000 by up to 10% for 2001, 5% for 2002 and 3% for each year thereafter. ZDNet shall be entitled to a bounty of $3 per net subscription secured on the Service for each year for the Publications above the base goal of 163,000 (as adjusted in the future for deleted Publications). Ziff Davis Media shall have the right at any time by notice to ZDNet to instruct ZDNet to suspend subscription solicitations for a specific Publication. Without limiting the generality of the first sentence of this Section (ii), ZDNet's subscription promotion efforts shall continue to include, without limitation, hosting the webpages, graphics and related scripts of the Ziff Davis Media circulation department (including subscription order forms and customer service pages), developing CD premiums for use in Publication solicitations to be paid for by Ziff Davis Media under the pricing methodology in effect between ZD Publishing and ZDNet as of the date hereof, and including Publication subscription offers in the registration process for ZDNet and for ZDNet's hosted contests (as currently provided), a high impact promotion on each Publication Website, at the bottom of pages on sponsored links, and, on a remnant basis, on AnchorDesk and other email newsletters. Both parties shall consult in good faith and make changes as appropriate in the mix of promotional efforts. Ziff Davis Media shall provide reports at least once each quarter to ZDNet on the number of net subscriptions secured. ZDNet shall immediately add additional promotions in the event that the net subscriptions are falling short of the annual goal. This provision shall terminate one year from the date of this Agreement, unless Ziff Davis Media shall elect by written notice on or before one month prior to such termination date to extend this provision for one additional year.

          (iii) ZDNet and Ziff Davis Media shall each make available to the other lists of subscribers to the Publications and registered users of ZDNet, subject to applicable privacy restrictions. Those lists may be used in accordance with standard industry practice by ZDNet solely for promoting ZDNet online products and services and by Ziff Davis Media solely for its print products and services and may not be used for the benefit of, or made available to, any third party. ZDNet and Ziff Davis Media may set reasonable restrictions on the number of mailings or e-mails to each person on such lists; provided,
                                                                   --------
however, neither may restrict such uses to less than the average annual number
-------
provided prior to this date (for example, for circulation for U.S. Publications, twelve mailings a year). This provision and the right to use such lists shall terminate one year from the date of this Agreement; provided, however, that if
                                                    --------  -------
Ziff Davis Media extends the provisions of (ii) for an additional year, the provisions of this paragraph (iii) shall also be extended for an additional year.

  7.  Restrictions on Use of Competitive Materials.
      --------------------------------------------

          (i) In consideration of ZDNet's right to use the Content and host the Publication's Websites, during the first three contract years, ZDNet shall not:

          (A) incorporate content into its Websites from the publications set forth on Schedule 7.1(i),

          (B) manage, host or assist the Websites of the publications set forth on Schedule 7.1(i),

          (C) publish any print products Directly Competitive with the Publications, or

          (D) accept and run advertising from, offer subscriptions to, or otherwise promote, the publications set forth on Schedule 7.1(i).

A Publication is "Directly Competitive" if it is principally focused on the same editorial subject matter as any of the Publications, provided if any Publication changes its principal focus to a new editorial subject matter materially different from its previous principal subject matter and, prior to notice of such change, ZDNet has entered into an agreement with a publication primarily focused on the new subject matter, ZDNet may complete the then current term of such agreement (without any renewals or extensions) without regard to whether that publication is then a Directly Competitive publication.

          (ii) In consideration of ZDNet's payment to Ziff Davis Media and other services, during the term of this Agreement, but not during the Transition Period, Ziff Davis Media shall not accept or run advertising in any of the Publications from any of the Websites set forth in Schedule 7.1(ii).

     8.  Term.
         ----

          (i) Subject to Section 5(iv), the term of Ziff Davis Media's license shall be for a period ending on the fifth anniversary hereof, except that shortly after the second anniversary, at the request of either party, the parties will discuss whether and on what terms they might extend the term of this Agreement, it being understood that neither party has any obligation under this paragraph to extend this Agreement except in their sole discretion.

          (ii) Either party may also terminate this license and its obligations under this Agreement if the other party materially breaches any of its obligations under this Agreement unless, in respect of any breach which is curable, the other party cures such breach within 60 days after notice by the non-breaching party.

          (iii) ZDNet shall have the right to terminate this Agreement or demand a renegotiation of the royalties going forward in the event of a substantial reduction in the Content available to it from the Publications. A substantial reduction shall mean that the number of Publications is reduced to less than six United States non-gaming titles (counting Publications which may be owned by third parties, but still are subject to this Agreement); or that the number of articles within the Content is less than 66% of the number of articles produced in 1999 (reduced by the number of articles in Computer Shopper). If the parties are unable to agree on new royalties, then the royalties shall be determined by an independent arbitrator.

          (iv) If either party is acquired by or acquires a direct competitor to the other (that is, Ziff Davis Media acquires or is acquired by an online technology content Website or ZDNet acquires or is acquired by a print publisher Directly Competitive to the Publications), the other party may within six (6) months after such transaction, give notice of not less than (six) 6 months of its termination of this Agreement. Any entity that maintains a Website primarily focused on technology content shall be deemed to be a direct competitor of ZDNet.

          (v) ZDNet and Ziff Davis Media may by mutual consent remove any Publication from this Agreement.

  9.  Quality Standards. In consideration of Ziff Davis Media's license of the
      -----------------
Trademarks, ZDNet shall cause the

Service to be maintained in all material respects at substantially the same standards of quality as the Service currently has been maintained. ZDNet shall not take or allow any action with respect to the Service or the use of the Trademarks or the Content on the Service or on any third party Website that would infringe or adversely affect the value or reputation of the Trademarks or derogate, dilute or impair the rights of Ziff Davis Media in the Trademarks.

  10.  Indemnities.
       -----------

          (i) ZDNet shall indemnify and hold Ziff Davis Media harmless from any and all loss, cost, liability, damage and expense (including reasonable attorneys' fees and other legal costs) (a) incurred by Ziff Davis Media on account of any claims or lawsuits arising out of or relating to any of ZDNet's or its licensees' activities hereunder, including without limitation, the publication and distribution of the Content appearing in the Service (other than claims as to which Ziff Davis Media indemnifies ZDNet under Section 10(ii)), or of ZDNet created content, or the marketing, promotion, publication, sale or distribution of the Service; (b) arising out of any breach by ZDNet of any of its obligations under this Agreement; or (c) arising out of the use of the Content, except as specifically authorized herein, or improper reproduction or use of the Trademarks as licensed under this Agreement. Ziff Davis Media shall promptly advise ZDNet of any such claim, shall give ZDNet the opportunity to defend, compromise or settle the same (so long as such settlement is satisfied solely by payments by ZDNet and imposes no obligations on Ziff Davis Media), as ZDNet in its sole discretion may determine, shall cooperate fully with ZDNet in the defense of same and shall not settle any such claim without first obtaining ZDNet's written consent thereto, which shall not be unreasonably withheld.

          (ii) Subject to Section 10(iii) below, Ziff Davis Media shall indemnify and hold ZDNet harmless from any and all loss, cost, liability, damage and expense (including reasonable attorneys' fees and other legal costs) incurred by ZDNet on account of (a) any suit or claim by a third party against ZDNet alleging that ZDNet's use of the Trademarks in the United States in accordance with the terms and conditions hereof is an infringement of the rights of that third party in their trademark, or that ZDNet's use in the Service in accordance with the terms and conditions of this Agreement of any Content (unless the claim arises out of the creation, translation or alteration by ZDNet of the Content) is libelous, an infringement of copyright or an invasion of privacy (but with respect to Content originating in the U.S. only to the extent that the claim would have been actionable in the United States, it being understood that Ziff Davis Media shall not be responsible for claims of libel, infringement of copyright, or invasion of privacy with respect to Content originating in the U.S. that may arise solely under the law of any country other than the United States), or (b) arising out of any breach by Ziff Davis Media of any of its obligations under this Agreement. ZDNet shall promptly advise Ziff Davis Media of any such claim, shall give Ziff Davis Media the opportunity to defend, compromise or settle the same (so long as such settlement is satisfied solely by payments by Ziff Davis Media and imposes no obligation on ZDNet), as Ziff Davis Media in its sole discretion may determine, shall cooperate fully with Ziff Davis Media in the defense of same, and shall not settle any such claim without first obtaining Ziff Davis Media's written consent thereto, which shall not be unreasonably withheld.

          (iii) In the event of a third party claim alleging that ZDNet's use of any of the Trademarks or the Content is an infringement of the rights of that third party, ZDNet shall, upon Ziff Davis Media's request, remove or modify the Content, or use a modified non-infringing form of the affected Trademark, or a different title and/or logo. Ziff Davis Media shall have the right to settle any claim or action arising out of any such third party claim in its sole discretion. In no event may ZDNet make any settlement or compromise which may authorize or permit any third party to use any of the Trademarks, or any element thereof, or any similar trademark in any language or the Content without Ziff Davis Media's written consent.

          (iv) Notwithstanding anything to the contrary in this Agreement, in no event shall either party be liable to the other for consequential or indirect damages, including, but not limited to damages resulting from lost profits or goodwill, whether or not that party has been advised or is aware of the possibility of such damages.

          (v) Ziff Davis Media's aggregate liability to ZDNet in respect of any claims for damages under this Agreement (including any liability for attorneys' fees) arising in any contract year following the date of this Agreement shall not exceed the total amount of royalties paid to Ziff Davis Media under this Agreement during that contract year. The foregoing language shall not be construed to affect the extent to which specific performance or other equitable or injunctive relief may be available with respect to the breach by either party.

  11.  Retention of Rights.  All rights not specifically granted to ZDNet herein
       -------------------
are retained by Ziff Davis Media. Without limiting the generality of the foregoing, except for the rights specifically granted to ZDNet in Section 1 above, Ziff Davis Media retains all rights in and to the Trademarks, and the Content, including, but not limited to, the right to use and exploit the Trademarks and the Content throughout the world, in all languages in any medium or form, whether now known or hereafter invented, including, but not limited to, books, magazines, newspapers, newsletters, microfilm, reprint, serial, syndication, condensation, abridgment, radio adaptation, television, motion picture, video, recording, tape or any electronic or digital form and in connection with any services or business.

  12.  Assignment.
       ----------

          (i) In entering into this Agreement, Ziff Davis Media is relying upon the skills, reputation and personnel, including the officers, directors and owners, of ZDNet. This Agreement and all rights and obligations under this Agreement are personal to ZDNet and shall not, without the prior written consent of Ziff Davis Media, be assigned, sublicensed, delegated or otherwise transferred by ZDNet or by operation of law. Any unauthorized transfer or delegation in violation of this Section 12(i) shall be void and of no force or effect and shall constitute a material breach of this Agreement.

          (ii) Notwithstanding the foregoing, either party may assign its rights and obligations under this Agreement to an affiliate or division or in connection with the sale or transfer of all or substantially all of the assets of its business with the consent of the other party which shall not be unreasonably withheld. This Agreement shall inure to the benefit of each party's permitted successors and assigns.

  13.  Discontinuance of a Publication.  Notwithstanding anything contained
       -------------------------------
herein to the contrary, (but subject to the provision in Section 1(i) above with respect to the sale or merger of a Publication) Ziff Davis Media shall have the absolute right in its sole discretion, at any time, to discontinue, suspend, abandon or otherwise terminate the publication of any Publication or merge any Publication into or with another publication.

  14.  Confidential Information.  If pursuant to this Agreement either party
       ------------------------
receives or becomes aware of any information from the other that is confidential or proprietary in nature, that party shall keep such information confidential and shall not, without the other party's prior written consent, disclose such information in any manner whatsoever, in whole or in part, except as may otherwise be required by applicable law and shall not use such information for any purpose except to carry out its rights and obligations under this Agreement.

  15.  Copyright and Trademark Notice and Credit.  The Service shall carry the
       -----------------------------------------
following notice and credit. "Editorial items appearing in "ZDNET" that were originally published in the [U.S.] Edition of [Publication] are the copyright property of [ZD Inc.] or its suppliers. Copyright (C) [year of publication] ZD Inc. All Rights Reserved. [___] is a [registered] trademark of ZD Inc." ZDNet shall make any additions, changes and deletions to such notices and credits as are reasonably required by Ziff Davis Media upon notice to ZDNet. In addition, ZDNet shall give attribution to the Content back to the Publication and author so as to avoid confusion over the source and ownership of the Content and that attribution shall be prominent and consistent with industry practice.

     16.  Trademarks.
          -----------

          (i) All trademark rights related to or created by ZDNet's use of the Trademarks in any language belong to Ziff Davis Media. If, contrary to the provisions of this Agreement, ZDNet has obtained or shall obtain any such right or interest in the Trademarks by any cause, then all rights ZDNet has obtained in the Trademarks, including all associated goodwill, shall be the sole property of Ziff Davis Media and ZDNet shall assign to Ziff Davis Media or its designee all of such trademark rights, together with the associated goodwill or shall abandon or withdraw any application or other claim of ownership for the Trademarks, at Ziff Davis Media's option and at ZDNet's expense, in accordance with Ziff Davis Media's written instructions given at any time.

          (ii) ZDNet agrees to use the Trademarks only in accordance with, and subject to the restrictions set forth in, this Agreement and the Trademark Guidelines set forth on Exhibit D and such other guidelines as Ziff Davis Media may reasonably prescribe from time to time and in a manner that does not derogate Ziff Davis Media's or its affiliate's rights therein, and not in combination with any other words or marks without Ziff Davis Media's consent, not unreasonably withheld, or in any corporate name, trade name or other designation used by ZDNet to identify its business. ZDNet shall not, directly or indirectly, (a) interfere with Ziff Davis Media's or its affiliate's use, licensing or registration of the Trademark anywhere throughout the world, (b) challenge, contest or attack the ownership by Ziff Davis Media or its affiliate, of any Trademarks or the validity of any Trademark or, (c) seek to register or claim ownership of any of the Trademarks or any other designation similar to the Trademarks.

          (iii) Upon Ziff Davis Media's written instructions, ZDNet will assist and fully cooperate with Ziff Davis Media's efforts to secure, protect and preserve Ziff Davis Media's rights and interests in the Trademarks, including Ziff Davis Media's or its affiliate's procuring of copyright and trademark registrations, and ZDNet, at its expense, will execute and deliver any and all documents, and perform any and all acts, including, without limitation, the supplying of such samples and similar materials (e.g., copies of printouts of the Service and
                               ----
promotional or similar materials) as may be required in this Agreement or reasonably requested by Ziff Davis Media to confirm Ziff Davis Media's ownership of the Trademarks and Content and otherwise further the intent and purposes of this Agreement.

          (iv) ZDNet shall use reasonable efforts to monitor the marketplace during the term of this Agreement for infringements by third parties of the Trademarks, the Content and any other material which is proprietary to Ziff Davis Media and ZDNet will immediately notify Ziff Davis Media in writing of any infringement or imitation of, or any other event or claim adverse to or in violation of Ziff Davis Media's or its affiliates' rights or interests in, any Trademarks, the Content, or any other rights. Ziff Davis Media will have sole discretion to decide whether any communication or legal action is undertaken with respect to such events or claims, and will have sole right to control all aspects of such communication and action (including choice of attorney and settlement). ZDNet will not take any steps with respect to such events or claims, including any oral or written communication with the offending or adverse person, without the prior written specific instructions of Ziff Davis Media. ZDNet will assist and fully cooperate with Ziff Davis Media in connection with any such communications and actions.

     17.  Non-Solicitation.  For a period of twelve months after the date of
          ----------------
this Agreement, neither party shall solicit for employment any employee of the other, it being understood that if an employee of a party initiates discussion about employment with the other party without any solicitation by the other party, that other party shall be free to hire such employee.

  18.  Miscellaneous.
       -------------

          (i) Notices. All notices, requests, instructions, claims, demands,
              -------
consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally to the recipient, (b) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) upon machine-generated acknowledgment of receipt after transmittal by facsimile if so acknowledged to have been received before 5:00 p.m. on a business day at the location of receipt and otherwise on the next following business day, provided that each such notice, demand or other communication is also deposited within 24 hours thereafter with a reputable overnight courier service (charges prepaid) for delivery to the same Person or (d) five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, to the parties at the following addresses:

        (a) with respect to notices to Ziff Davis Media regarding any matters, to:

             Ziff Davis Media Inc.
             c/o Willis Stein & Partners II, L.P.
             227 West Monroe Street
             Chicago, IL  60606
             Telephone: 312/422-2400
             Facsimile: 312/422-2418
             Attention: Daniel H. Blumenthal
                        Avy H. Stein

with copies of any notices to Ziff Davis Media regarding the breach, interpretation or termination of this Agreement, to:

               Kirkland & Ellis
               200 E. Randolph Drive
               57th Floor
               Chicago, IL 60601
               Telephone: 312/861-2000
               Facsimile: 312/861-2200
               Attention: John A. Weissenbach
                John Lynn - New York City

(b)  with respect to notices to ZDNet regarding any matters, to:

               ZDNET
               650 Townsend Street
               San Francisco, CA 94103, U.S.A.
               Attention: Chief Executive Officer

with a copy of any notices to ZDNet regarding the breach, interpretation or termination of this Agreement, to ZDNet's Legal Department at ZD Inc., 28 East 28th Street, New York, New York 10016, U.S.A.

          (ii)  Entire Agreement.  This Agreement contains a complete statement
                ----------------
of all of the arrangements between Ziff Davis Media and ZDNet with respect to its subject matter, supersedes all previous agreements, arrangements and understandings, written or oral, relating to its subject matter, and may not be modified except by a writing signed by both parties. This Agreement shall be binding on each party's permitted successors and permitted assigns, including subsequent owners of each party. Notwithstanding the foregoing, this Agreement shall not supercede the arrangements made between ZDNet and Ziff Davis Media with respect to magazine subscriptions offered as part of ZD Rewards or GamesGuide arrangements with respect to payments to Ziff Davis Media or Ziff Davis Media employees for part of the time of its employees (for example, Tom Steinhart-Threlkeld) or for special contributions by Ziff Davis Media employees, nor similar arrangements not specifically covered by this Agreement.

          (iii)  Governing Law.  This Agreement shall be governed by and
                 -------------
construed during and after the term of this Agreement in accordance with the law of the State of New York applicable to agreements made and to be performed in New York and the United States Federal law where applicable. Each party agrees that any action or proceeding brought by the other during or after the term of this Agreement and arising out of or related to this Agreement shall be brought in courts located in the State of New York. Each party irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal Court located in New York in connection with any action or proceeding brought during or after the term of this Agreement and arising out of or related to this Agreement and waives any objection to venue or any claim that the action is brought in an inconvenient forum. In any such action or proceeding, each party waives personal service of any summons, complaint or other process and agrees that service thereof shall be deemed made when mailed registered air mail, return receipt requested, addressed to that party at its address set forth in
Section 18(a) or at such other address as that party may specify by written notice to the other party.

          (iv)  No Waiver.  The failure of a party to insist upon strict
                ---------
adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

          (v)  Force Majeure.  Neither party shall be responsible for any
               -------------
failure or delay in performance of its obligations under this Agreement because of circumstances beyond its reasonable control, including, without limitation, acts of God, fires, floods, wars, civil disturbances, sabotage, accidents, labor disputes (whether or not the employees' demands are reasonable and within the party's power to satisfy), governmental actions or inability to obtain labor, material, equipment or transportation, nor, except as provided below, shall any such failure or delay give the other party the right to terminate this Agreement. No event of force majeure shall affect any obligation of ZDNet to pay any amounts under this Agreement, including, without limitation, the full amount of the royalty payable under Section 5.

          (vi) Separability.  If any provision of this Agreement is invalid or
               ------------
unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

          (vii)  Survival.  Sections 8(v), 10, 11, 14, 15 and 16 shall survive
                 --------
the expiration or termination of this Agreement, as well as all other provisions of this Agreement which expressly state that they survive or that they apply during and after the term of this Agreement, or which by their sense are intended to survive the expiration or termination of this Agreement.

          (viii)  Further Instruments.  Each party agrees to execute and deliver
                  -------------------
such further documents and take such further steps as may be reasonably requested by the other party to further the purposes of this Agreement. Without limiting the generality of the foregoing, ZDNet agrees to execute, upon Ziff Davis Media's request, a shortened version of this Agreement, as it relates to the Trademarks, acceptable in form and content to Ziff Davis Media's counsel, for purposes of recording such agreement with any appropriate authority. Upon the execution of such agreement, all provisions in this Agreement regarding the recordation of this Agreement shall be deemed to also apply to that agreement.

          (ix)  Affiliates.  Ziff Davis Media shall ensure that each of its
                ----------
affiliates complies with all of its obligations purported to be created hereby, and ZDNet shall ensure that each of its subsidiaries complies with all of its obligations purported to be created hereby.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers duly authorized as of the date first written above.


                                ZIFF-DAVIS INC.

                                By:   /s/ J. MALCOLM MORRIS
                                   ------------------------------
                                   Name:  J. Malcolm Morris
                                   Title: Senior Vice President



                                ZIFF DAVIS MEDIA INC.

                                By:   /s/ DANIEL H. BLUMENTHAL
                                   ------------------------------
                                   Name:  Daniel H. Blumenthal
                                   Title: Vice President

                                Schedule 7.1(i)

                                  Competitors

Comp Reseller News
Computer World
Dr. Dobbs
Game Pro
Home Office Computing
Incite
Industry Standard
Info World
InformationWeek
InternetWeek
MacAddict
Maximum PC
Network Computing
Network World
PC Gamer
PC Games
PC World
Smart Computing
The Net
Tips & Tricks
Var Business
Wired
Next Generation
PC Accelerator

                                Schedule 7.1(ii)
                                ----------------


                              Competitors of ZDNet


cnet.com
internet.com
earthweb.com
idg.com
cmp.com
andovernet.com
comdex.com
zdtv.com
happypuppy.com
gamerevolution.com
gamesdomain.com
ign.com

                                   Exhibit A
                                   ---------

Computer Gaming World

Electronic Gaming Monthly
Expert Gamer
Family PC
Inter@ctive Week
-----------

Official U.S. PlayStation Magazine
PC Computing
PC Magazine
PC Week
Smart Reseller
Yahoo! Internet Life

France
------

PC Expert
PC Direct

Germany
-------

PC Direct
---------
PC Professionell
----------------
Internet Professionell
----------------------

UK

PC Direct
PC Magazine
It Week
PC Gaming World

Australia
---------

PC Magazine
-----------
PC Week
-------


China
-----

PC Magazine
-----------
PC Week
-------
Smart Reseller
--------------
PC Computing
------------

                                   Exhibit B
                                   ---------

                            [Intentionally Omitted]
                            -----------------------

                                   Exhibit C

  1999
  zdnet                            jan    feb    mar   apr   may   jun    jul      aug   sep   oct  nov    dec

            Yahoo! Internet Life  1300     800   800   800   800   800    1800     800   800   900   900   900    11400
                    PC Computing  1400    1900  1200  1100  1600  1400    1100    1100  1100  1100  1100  1100    15200
                        FamilyPC   800    1000   400   400   300   600     300     300   300   400   400   400     5600
               PC Magazine Extra    30      30    30    30    30    30      30    1870    30    30    30    30     2200
                     PC Magazine  2400    1400  1300  1100   800  1000    1000    1500  1500  1500  1600  1600    16700
           Computer Gaming World   695     167   521   344   404   271     333     333   333   333   333   333     4400
       Electronic Gaming Monthly   150     140   140   200   140   225     245     245   245   490   490   490     3200
                   Expert Gamer     41      41    41    41    42    42      42      42    42    42    42    42      500
Official US Playstation Magazine   100     100   100   100   100   100     100     100   100   100   100   100     1200
                         PC Week  3500    3500  3500  3500  3500  3500    3500    3500  3500  3500  3500  3500    42000
                Inter@ctive Week  3966    3966  3966  3966  3967  3967    3967    3967  3967  3967  3967  3967    47600
                  Sm@rt Reseller  1083    1083  1083  1083  1083  1083    1083    1083  1084  1084  1084  1084    13000

                                 15465   14127 13081 12664 12766 13018   13500   14840 13001 13446 13546 13546   163000

  2000
  zdnet                            jan    feb    mar   apr   may   jun    jul      aug   sep   oct  nov    dec

            Yahoo! Internet Life  1615    1615  1615  1615  1615  1615    2215    2215  2215  2215  2215  2215   22980
                    PC Computing  1600    1600  1600  1600  1600  1600    2500    2500  2500  2500  2500  2500   24600
                        FamilyPC   500     500   500   500   500   500     900     900   900   900   900   900    8400
                     PC Magazine  1500    1500  1500  1500  1500  1500    3500    3500  3500  3500  3500  3500   30000
           Computer Gaming World   700     700   700   700   700   700     700     700   700   700   700   700    8400
       Electronic Gaming Monthly   500     500   500   500   500   500     500     500   500   500   500   500    6000
                   Expert Gamer    .75      75    75    75    75    75     150     150   150   150   150   150    1350
Official US Playstation Magazine   125     125   125   125   125   125     150     150   150   150   150   150    1650
                         PC Week  1500   19000  1500  1500  1500  1500    1500   14010  1500  1500  6510  1500   53020
                Inter@ctive Week   600     500 13000   600   600   600   10000     600   600   600   800   600   36400
                  Sm@rt Reseller  5000     300   300   300  3000   300     300     300   300  2500   300   300   13200

                                 13715   26515 21415  9015 11715  9015   22415   25525 15215 13015 25425 13015  206000

                                    Exhibit D
                           Trademark Usage Guidelines

  1. The Trademarks shall not be enclosed in any way by, combined with or incorporated into or with any other words or marks, or modified in any other ways. In each instance of use, the Trademarks shall be of a sufficient size aid on an appropriately contrasting background so that all words and logo elements are plainly legible.

  2. ZDNet will use its commercially diligent efforts to use the Trademarks only as brands or adjectives followed by the common generic term for the Trademarks, e.g., "PC Week Magazine". ZDNet shall not use the Trademarks in the genitive or as a possessive, e.g., "PC Week's Table of Contents" or "the Table of Contents of PC Week".

  3. ZDNet shall use commercially reasonable efforts to include a notice that the Trademarks are being used under license from Ziff Davis Media.

  4. The Trademarks must include the symbol "TM" (or the symbol "(R)" if so designated by Ziff Davis Media) or the following notice where reasonable:
  "(Trademark] is either a registered trademark or a trademark of Ziff Davis Media Inc. in the United States and/or in foreign countries."

  5, ZDNet shall not register domain names that contain or are confusingly similar to the Trademarks.

  6. Ziff Davis Media may reasonably amend these guidelines from time to time upon at least one hundred eighty (18o) days written notice to ZDNet, subject to ZDNet's consent, which shall not be unreasonably withheld.

  All terms used in this Exhibit D and defined in the Agreement shall have the meanings ascribed to them in the Agreement.

                                   Exhibit E

E-mail Newsletters             Magazines         Publishing Frequency             Distribution
------------------             ---------         --------------------             ------------

Bill Machrone's New Product
 Alert                         PC Magazine       3x Weekly                        N/A
E-mail Readership Survey       PC Week           Monthly                          N/A
FamilyPC                       FamilyPC          Weekly                                 70,000
Inter@ctive Week Alert         Inter@ctive Week  2x Week                          N/A
-----------                    -----------
IT WEEK                        IT Week           Weekly                           N/A
LINUX                          PC Week           Daily - Monday thru Friday       N/A
Miller's Choice                PC Magazine       Weekly                           N/A
PC Direct                      pcdirect.co.uk    Weekly                           N/A
PC Magazine Alert              PC Magazine       Occasionally                     N/A
PC Week InBox Direct           PC Week           Monday thru Friday               N/A
Sm@rt Reseller Online          Sm@rt Reseller    Monday and Thursday              60,000 to
-----                          -----
                                                                                     70,000
TIP OF THE DAY                 PCComputing       Twice p/week                     200,000+
Y2K Watch                      PC Week           Weekly                           N/A
Y-Life Daily Bulletin          YILO              Daily                            120,009
Y-Life Weekly                  YILO              Weekly                            28,370
Y-Life Music News              YILO              Weekly                           Start-up
                                                                                    newsletter

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